FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934



Date of Report (Date of earliest
event reported):                                February 9, 1995



                    Zenith Electronics Corporation
          (Exact name of registrant as specified in its charter)



     Delaware                   1-4115               36-1996520
(State or jurisdiction       (Commission File       (IRS Employer
of incorporation)             Number)               identification No.)


    1000 Milwaukee Avenue
    Glenview, Illinois                                   60025
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number,
including area code                                  (708) 391-7000


                        Not applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.
           ------------

         On December 27, 1994, Zenith notified its 15 remaining independent wholesale distributors of color television and other consumer electronics products of its intent to change to "one-step" (direct to retail) distribution on a nationwide basis during the first half of 1995. The 15 distributors operated under one-year distributorship agreements, expiring on December 31 of each year. Zenith offered to extend its 1994 agreement with each distributor for a period to be negotiated up to and including June 30, 1995.

         These remaining independent distributors currently distribute
         Zenith products in certain regions of the Northeast, Atlantic, Southeast, Midwest and Northwest sections of the U.S. In the early 1970s, approximately 50 independent distributors located throughout the U.S. handled the majority of Zenith's consumer electronics business. Most of the balance of such business was handled through wholly-owned Zenith distributors. Following industry trends, however, the majority of Zenith's current sales are made directly to retail customers.

         On or about February 7, 1995, one of the independent distributors, Electrical Distributing, Inc. ("EDI"), based in Portland, Oregon, filed suit in the Oregon state court challenging Zenith's right to cease its relationship with EDI and alleging that certain Zenith policies and practices during the course of the relationship have damaged EDI. The EDI lawsuit seeks injunctive relief, actual damages of $8 million, and punitive damages of $20 million.

         Zenith believes it has the right to change its method of distribution and has met all of its legal obligations to EDI. Accordingly, Zenith intends to defend itself vigorously.



                              SIGNATURES
                             ------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ZENITH ELECTRONICS CORPORATION


                                         By:
                                             ------------------------
                                             Richard F. Vitkus
                                             Senior Vice President and
                                             General Counsel



Date:  February 9, 1995